FINJAN PROVIDES 1ST QUARTER SHAREHOLDER UPDATE
Announces New Product and Services Business

E. PALO ALTO, CA May 14, 2015 – Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity licensing and technology company, is providing an update and highlights for the first quarter ended March 31, 2015 as well as other subsequent events.

Strategic Highlights:

•	Reported approximately $15 million in cash with an additional $3 million to be received from existing license agreements over the next 12 months
•	Expecting early returns on its investment in Jerusalem Venture Partners Fund VII, Cyber Strategic Partners (“JVP” and “JVP Cyber Strategic Partners”).
•	Entered into a license agreement, subsequent to the first quarter with F-Secure Corporation, which requires F-Secure to pay Finjan $1 million
•	Began the development of new mobile security applications to protect consumer data and information
•	Establishing a new cybersecurity consulting service business

“In the first quarter of 2015 we focused our attention on furthering our licensing and litigation programs as well as realizing returns on our early investments,” commented, Phil Hartstein, President and CEO of Finjan. “We will be re-investing those returns into new opportunities, including mobile security applications and a new cybersecurity focused consulting service business.  We expect to accomplish these new investments with out significantly impacting our cash position, within existing budget forecasts, and without distraction from our core operations."

First Quarter Licensing and Litigation Review

Finjan has an active Markman Hearing schedule with two Markman Hearings already concluded in favor of the Company and two additional Markman Hearings to be held in the second quarter of 2015.  The company has a two-week trial against Blue Coat set to commence on July 20th, 2015 with Blue Coat.

Subsequent to the quarter end, Finjan entered into a negotiated License Agreement with F-Secure Corporation, a company incorporated in Finland.  The Agreement provides for F-Secure to pay Finjan the sum of $1,000,000 in cash, to be paid in two installments, consisting of $700,000 which was received on April 22, 2015 and $300,000 on or before March 31, 2016.  The Agreement also provides for the assignment by F-Secure to Finjan of two patents, U.S. Patent Nos. 8,474,048 and 7,749,991.

Finjan has patent infringement lawsuits against FireEye, BlueCoat, Proofpoint, Sophos, Symantec, and Palo Alto Networks relating to, collectively, more than 20 patents in the Finjan portfolio.  The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

JVP Cyber Strategic Partners Update

Finjan’s investment in JVP Cyber Strategic Partners has had a successful exit of one of the portfolio companies, CyActive. As recently reported by JVP, CyActive was sold to PayPal for approximately $60 million with a commitment by PayPal to build a center for cybersecurity excellence in Israel, which will further develop the technology.  CyActive’s technology is focused on next generation predictive analytics for enhanced cybersecurity protection.  Finjan expects to receive a distribution from its JVP investment.  Other investors in JVP Cyber Strategic Partners include Cisco, Qihoo 360 and Alibaba.

Cybersecurity Mobile Applications

Finjan was previously bound to a non-compete exclusion for products or services in the cybersecurity space as a result of its 2008 divestiture of its hardware business.  As of March that exclusion expired and Finjan initiated a software development program focused on securing data on mobile devices.  Currently, the company is developing two applications for mobile devices and is sponsoring a Mobile Defense Challenge with eight Universities to identify a next generation focus.

Cybersecurity Consulting Services

Finjan plans to launch a cybersecurity focused services business around identifying, managing, and mitigating cyber security related risks across technology, retail, and financial services companies.  The services will range from highly technical advanced attack and penetration services, maturity modeling of security operating centers, and cyber risk quantification and governance for board level consideration.  Generally these services will be targeted at the segment between the "Server Room and the Board Room.”

ABOUT FINJAN
Founded in 1997, Finjan is recognized globally as a cybersecurity pioneer and leader. Finjan’s investment in innovation is captured in its patent portfolio, centered around software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis.  Finjan’s software detects malicious code and protects end users from identity and data theft, spyware, malware, phishing, trojans, and other online threats.  To date, Finjan has successfully licensed our intellectual property to major technology companies for more than $150 million.  For more information about Finjan, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:

Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Facebook: facebook.com/FinjanHoldings

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC|
(650) 282-3245 | investors@finjan.com

Media Contact:
Mark Veverka | Sitrick and Company|
(415) 369-8454 | mveverka@sitrick.com

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.